UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2019
Axovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37418	98-1333697
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB, United Kingdom
(Address of principal executive office)
Registrant’s telephone number, including area code: +44 203 318 9708

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2019, in connection with the Arvelle Commitments as described under Item 8.01 of this report, we announced the strategic transition of certain of our officers and employees, including Mark F. Altmeyer, chief commercial officer and president of Axovant Sciences GmbH, or ASG, our wholly-owned subsidiary, and Gregory M. Weinhoff, M.D., our principal financial and accounting officer and the chief financial officer of Axovant Sciences Inc., or ASI, to Arvelle. Effective February 15, 2019, Mr. Altmeyer resigned from all of his positions at ASG, ASI and affiliated entities. Dr. Weinhoff is expected to resign from his positions with us and ASI later in 2019. We intend to enter into separation and release agreements with each of Mr. Altmeyer and Dr. Weinhoff at a later date.

Item 8.01	Other Events.

On February 14, 2019, we announced the formation of Arvelle Therapeutics B.V., or Arvelle, and its subsidiaries as well as the strategic transition of our small molecule management team to Arvelle. On February 13, 2019, Arvelle Therapeutics GmbH, a wholly-owned subsidiary of Arvelle, entered into a license, development and commercialization agreement with SK Biopharmaceuticals Co., Ltd., or SK Bio, pursuant to which Arvelle licensed European rights to develop and commercialize cenobamate, an investigational anti-epileptic product candidate for the potential treatment of focal (partial onset) seizures. Following his resignation, Mr. Altmeyer will commence his position as the president and chief executive officer of Arvelle upon the initial funding of the Arvelle Commitments. Dr. Weinhoff is expected to commence his position as the chief financial and business officer of Arvelle later in 2019.
To fund the upfront license fee of $100 million to SK Bio, on February 13, 2019, Arvelle received funding commitments from a global syndicate of biotechnology investors, or the Arvelle Commitments. In connection with the Arvelle Commitments, we will receive a number of preferred shares of Arvelle equal to approximately 5% of the fully-diluted share capital of Arvelle at the completion of the planned initial capital raise. In addition, on February 13, 2019, we entered into a transition services agreement with Arvelle, or the Transition Services Agreement, pursuant to which our subsidiaries, ASI and ASG, will provide certain limited support services to Arvelle. Subsidiaries of Arvelle will also provide certain services to us from time to time. All services performed under the Transition Services Agreement will be performed on a cost-plus basis and are expected to terminate on or about March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axovant Sciences Ltd.

Date: February 20, 2019	By:	/s/ Gregory Weinhoff
	Name:	Gregory Weinhoff
	Title:	Principal Financial Officer